Exhibit (p)(6)

CODE OF ETHICS

CANDRIAM

Drafted by	Compliance Department
Date approved by Corporate Compliance Committee	19/03/2021
Date approved by Board of Management	Candriam Belgium - 23/03/2021 Candriam Luxembourg – 23/04/2021 Candriam France – 25/05/2021
Scope	All Candriam employees
Creation date	7 June 2015
Last updated	11/03/2021

Contents

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This Code of Ethics (“COE”), as amended from time to time, applies to all employees (including trainees, VIE and any person working under an open-ended or fixed-term employment contract with Candriam), officers, senior management and directors(hereafter, the “Staff Members”) of Candriam Luxembourg including its subsidiaries and branches (hereafter collectively referred to as “Candriam”).

Employees personal securities transactions may raise potential conflicts of interest or be used to carry out market abuses and are therefore subject to special conditions. The following restrictions on transactions and actions to be taken are designed to provide a credible safeguard against abuses of trust and thus protect both Candriam and its Staff Members.

Adherence to this Code is a fundamental and absolute condition of service with Candriam. Candriam will provide a copy of this Code and inform employees of any subsequent amendments promptly after its effective date. New employees are informed and trained about their obligations related to the COE shortly after joining the Company. Copies of this Code are always available on the Intranet for all Staff Members.

Violations of the COE may result in the imposition of sanctions on employees, including suspension or dismissal from Candriam’s employment.

This Code shall be read in conjunction with the Code of Conduct, the Conflict of Interest Policy and the Market Abuse Policy.

▪ “Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

▪ “Candriam” refers to Candriam Luxembourg including its subsidiaries and branches.

▪ “Candriam ETF” refers to exchange traded funds on commodities or that hold at least 30 underlying securities for which Candriam or its affiliates (including New York Life entities) act as Management Company or investment adviser, Investment manager or placement agent.

▪ “Candriam Funds” refers to open-ended funds (UCITS, AIF, OIECs, U.S. registered investment companies and similar funds offered to the public), whether or not organized in the EU for which Candriam and its affiliates (including New York Life entities) act as Management Company or investment adviser, investment delegate, Investment manager or placement agent

▪ “COE” refers to Code of Ethics

▪ “Covered Account” refers to the type of accounts that have to be disclosed by Staff Members as defined under Exhibit 1.

▪ “Covered Person” refers to Staff Members subject to Candriam’s supervision and who either:

a) have access to non-public information regarding :

- any purchase or sale of securities on behalf of a portfolio (including separately managed account, investment funds) advised or sub-advised by Candriam or

- the holdings of any portfolio (including separately managed account, investment funds) which Candriam serves as an adviser or sub-adviser or any such investment company whose adviser or principal underwriter controls, is controlled by, or is under common control with Candriam; and/or

b) are involved in making securities recommendations to clients and/or portfolio (including separately managed account, investment funds), or who have access to such recommendations that are non-public.

Covered persons also include:

- persons discharging managerial responsibilities at Candriam, as well as persons closely associated with them (“Relatives”);

- portfolio managers and research staff, as well as persons closely associated with them (“Relatives”).

▪ “Investment Club” is a group of two or more people, each of whom contributes monies to an investment pool and participates in the investment making decision process and shares in the investment returns.

▪ “Personal transactions” are transactions in any investments effected by:

(a) the staff member for her/his own account (independently whether the transactions undertaken on such account by staff member himself are for her/his direct or indirect benefit or that of another person) or

(b) the staff member for any other person who has given to the staff member, in her/is personal capacity, permission or authority to transact on their behalf.

In summary to the above, transactions conducted by third parties are also deemed personal transactions if a staff member has a beneficial interest in whole or in part or makes investment decisions.

Within the scope of this Code, the term “personal transactions” and “personal account dealing” have a broad interpretation. Besides securities in the usual sense, it also includes all transactions in respect of derivative instruments. This Code therefore applies to all types of transaction, not just those conducted, for example, on the stock exchange. The Code does not concern cryptocurrencies or digital currencies, such as Bitcoin or Ether, which are a virtual or digital representations of value.

▪ “Non-Candriam ETF” refers to exchange traded funds on commodities or that hold at least 30 underlying securities for which Candriam or its affiliates (including New York Life entities) do not act as Management Company or investment adviser, Investment manager or placement agent

▪ “Non-Candriam Funds” refers to open-ended funds (UCITS, AIF, OIECs, U.S. registered investment companies and similar funds offered to the public), whether or not organized in the EU for which Candriam or its affiliates (including New York Life entities) do not act as Management Company or investment adviser, investment delegate, Investment manager or placement agent

▪ “Relatives” refers to Covered Person’s spouse, children or relatives who reside in the same household.

1. Fiduciary Principles

Candriam is subject to fiduciary requirements under the laws of jurisdictions in which it offers and provides services to clients.

It is Candriam’s policy that Staff Members subject to these requirements must conduct their personal account dealings in securities so as to avoid not only actual conflicts of interest with Candriam’s clients, but also that they refrain from conduct which could give rise to the appearance of a conflict of interest that may compromise the trust our clients have placed in us.

These Fiduciary principles are included in the applicable European and local laws of European Union members such as UCITS, MiFID and AIFM Directives.

In addition, the Fiduciary Principles are defined in the US Investment Advisers Act of 1940. As a result, Candriam owes an undivided duty of loyalty to its clients, and Candriam expects its Staff Members to adhere to this duty.

Additional requirements apply where Candriam is a fiduciary for separately managed accounts for

U.S. employee benefit plan clients subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA” and “ERISA plan clients”).

ERISA contains strict regulatory requirements including a fiduciary duty of prudence, which requires that a fiduciary demonstrate and document the procedural prudence of its decision making.

ERISA also imposes a duty of loyalty, which requires that fiduciaries act for the exclusive benefit of the ERISA plan client’s participants and beneficiaries.

This Code should be read together with Candriam’s general ERISA Plan Compliance Policy.

Candriam expects its Staff Members to adhere to these duties and the other duties imposed by ERISA.

2. Compliance with Law

Candriam strictly complies with the laws applicable to its business in the jurisdictions in which it offers or provides services to clients. Staff Members are required to do so as well to the extent any such laws are applicable. If a Staff Member is unsure of what laws are applicable they can contact their Compliance function for clarification.

1. rpose of these Rules

This COE is designed to ensure, among other things, that the personal securities transactions of Candriam’s Staff Members are conducted in accordance with the following principles, and all other applicable policies and procedures (including Candriam’s ERISA Plan Compliance Policy):

(i) uty at all times to place the best interests of Candriam’s clients first and foremost;

(ii) requirement that all personal securities transactions be conducted in such a manner as to avoid any actual, potential or appearance of a conflict of interest or any abuse of a person’s position of trust and responsibility; and

(iii) requirement that Candriam Staff Members should not take inappropriate advantage of their positions with Candriam.

1. ional Prohibitions

In addition to the specific prohibitions on certain personal securities transactions as set forth herein, all Candriam Staff Members are prohibited from:

(i) ing any device, scheme or artifice to defraud any client or prospective client (including, with respect to Candriam’s ERISA plan clients, acting for the exclusive benefit of the ERISA plan client);

(ii) o any client or prospective client any untrue statement of a material fact or omitting to state to such prospect or client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii) in any act, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client;

(iv) in any manipulative practice with respect to any client or prospective client; and

(v) ing to any third party (except in the normal course of his or her duties on behalf of a client) any non-public information regarding securities transactions by any client or the consideration by any client or the Firm of any securities transactions; and

(vi) any ERISA plan client to engage in any nonexempt prohibited transaction or any other transaction that would violate Candriam’s applicable fiduciary duties under ERISA, as described under Candriam’s ERISA Plan Compliance Policy.

2. owledgement of receipt and Certification

Each Staff Member shall provide to the Compliance Department initially and not later than 10 calendar days after her/his arrival a signed Compliance Acknowledgement Letter in order to undertake her/himself to observe and comply with all policies and procedures as set out in the manual including the COE.

Each Staff Member shall provide the Compliance with an Initial certification of compliance by any means accepted by Candriam including through any dedicated tool adopted by Candriam not later than 10 calendar days after first compliance request.

The template for initial certification of compliance applicable to Staff Member under a short-term employment contract (less than or equal to 12 months) with Candriam can be found are in Exhibit 3.

Candriam Staff Members are required to adhere strictly to all applicable laws and regulations concerning insider dealing and disclosure of material inside information. Violations of these laws and regulations may result in disciplinary action by Candriam, as well as penalties under law.

Insider information definitions in accordance with in Article 7 of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 can be summarised as the illegal use of confidential information from inside the company for personal gain. It is also described as:

• use any non-public information;

• offering a degree of certainty and specific enough to be able to infer an impact on the financial instruments;

• directly or indirectly, information concerning one or more issuers of financial instruments; and

• which, if it were made public, would be likely to have a significant effect on the price of those financial instruments or related derivative financial instruments such as commodity underlyings. It also applies to auctioned products such as emissions.

Market manipulation definitions according to Article 12 of Regulation (EU) No 596/2014 imply, inter alia, the following behaviour:

a) the carrying out of transactions or issuing orders:

• which give or are likely to give false or misleading signals as to the supply of, demand for, or price of financial instruments; or

• which secure, or are likely to secure, by a person or persons acting in collaboration, the price of one or several financial instruments at an abnormal or artificial level, unless the person who entered into the transactions or issued the orders establishes that his/her reasons for so doing are legitimate and that those transactions or orders to trade conform to accepted market practices on the regulated market concerned;

b) carrying out transactions or issuing orders to trade which employ fictitious devices or any other form of deception or contrivance or;

c) disseminating information, through the media (including the Internet, or by any other means), which gives or is likely to give false or misleading signals as to the supply of, demand for, or price of financial instruments, including the dissemination of rumours and false or misleading news, where the person who made the dissemination knew, or ought to have known, that the information was false or misleading.

As a general rule, personal transactions undertaken by each Staff Member must not conflict with Candriam’s duty of care to its clients and investors under the regulatory system nor contravene the market abuse rules or involve the misuse or improper disclosure of confidential information.

Staff Members may not use confidential or proprietary information for personal investment purposes or for personal gain. The prohibition also extends to using another person to take such actions or disclosing information or opinions to another person, which might lead them to undertake such business.

Any security purchased by an employee on a covered account in contravention of the COE must be sold immediately and no later than 2 business days after notification of the breach by the Compliance team.

Employee will not be compensated for any financial disadvantage or loss arising in application of this Code.

The following rules are designed to protect Staff Members and Candriam, from any allegation of improper conduct arising from personal transactions.

Staff Members may not try to avoid the rules by undertaking their personal transactions through the names of other persons/third parties whether directly or indirectly connected to them.

Therefore, if a Staff Member is not permitted to enter into a transaction for their own account, they must not procure any other person/third party to enter into such a personal transaction on their behalf.

Each Staff Member, that is not a Covered Person, are not permitted to undertake personal transactions except that :

• the following transactions are permitted but must be reported to the Compliance Department as the case may be, in accordance with Section 8 and Exhibit 2:

(i) Candriam Echange Traded Funds (“ETF”) that hold at least 30 underlying securities, and exchange traded funds on commodities

(ii) Candriam funds (UCITS, AIF, OIECs, U.S. registered investment companies and similar funds offered to the public, whether or not organized in the EU),

(iii) options and futures

(iv) stocks or corporate bonds

(v) Sovereign bonds issues by an OECD Country.

• the following transactions are permitted and must not be reported to the Compliance Department

(i) Non-Candriam Echange Traded Funds (“ETF”) that hold at least 30 underlying securities, and exchange traded funds on commodities

(ii) Non-Candriam funds (UCITS, AIF, OIECs, U.S. registered investment companies and similar funds offered to the public, whether or not organized in the EU),

(iii) transactions that are non-volitional in nature1: e.g., mandatory Corporate actions (stock splits, stock dividends, exchanges and conversions, mandatory tenders, pro rata distributions to all holders of a class of securities), donation or inheritances of securities, and margin/maintenance calls (where the securities to be sold are not directed by the covered person).;

(iv) transactions that are related to :

a. bankers’ acceptances;

b. bank certificates of deposit;

c. commercial paper.

EXHIBIT 2B summarizes these rules for Non Covered persons

The following rules apply to Covered Persons and their Relatives.

Covered Persons are not permitted to undertake personal transactions except that :

• the following transactions are permitted but must be reported to the Compliance Department as the case may be, in accordance with Section 8 and Exhibit 2:

(vi) Candriam Echange Traded Funds (“ETF”) that hold at least 30 underlying securities, and exchange traded funds on commodities

(vii) Candriam funds (UCITS, AIF, OIECs, U.S. registered investment companies and similar funds offered to the public, whether or not organized in the EU),

(viii) options and futures on commodities or securities indices that have at least 30 constituent underlying securities,

(ix) stocks or corporate bonds issued by issuers which are considered as Large capitalization when the investment is made, which are considered to have a market capitalization exceeding 10 billion USD (on the secondary market or on the primary market when the overall issue is above 10 billion USD) , and

(x) Sovereign bonds issues by an OECD Country.

• the following transactions are permitted and must not be reported to the Compliance Department

(v) Non-Candriam Echange Traded Funds (“ETF”) that hold at least 30 underlying securities, and exchange traded funds on commodities

(vi) Non-Candriam funds (UCITS, AIF, OIECs, U.S. registered investment companies and similar funds offered to the public, whether or not organized in the EU),

(vii) transactions that are non-volitional in nature2: e.g., mandatory Corporate actions (stock splits, stock dividends, exchanges and conversions, mandatory tenders, pro rata distributions to all holders of a class of securities), donation or inheritances of securities, and margin/maintenance calls (where the securities to be sold are not directed by the covered person).;

(viii) transactions that are related to :

a. bankers’ acceptances;

b. bank certificates of deposit;

c. commercial paper.

EXHIBIT 2A summarizes these rules for Covered persons and their Relatives.

This section applies to all Candriam Staff Members.

1. Initial Holdings disclosure

Each Staff Member shall submit by any means accepted by Candriam including through any dedicated tool adopted by Candriam not later than 10 calendar days after his/her arrival:

(i) all Covered Accounts (as defined in Exhibit 1), and

(ii) all Covered Holdings.

The templates of declaration applicable to Staff Members under a short-term employment contract (less than or equal to 12 months) with Candriam are available on Exhibit 4.

2. Declaration of transactions

All Staff Members must declare to the Compliance Department all of their covered transactions as listed in Exhibit 2 in a dedicated tool no later than the business day after the transaction, or where the Staff Member enters into a transaction while absent from the office due, for example, to holidays or illness, without delay as soon as practicable thereafter and no later than the first day such Staff Member is back in the office.

In this case, an explanatory comment must be included in the declaration when the timing of the required declaration is not respected.

Concerning transaction related to funds, the transaction date to be considered is the NAV publication date.

The templates of declaration applicable to Staff Members under a short-term employment contract (less than or equal to 12 months) with Candriam are available on Exhibit 4.

3. Holdings period requirement

All Staff Members are prohibited from undertaking personal transactions for speculative purposes and must hold personal investments for a period longer than 30 calendar days.

In practice, this obligation implies that no sell can be done within 30 calendar days after the last buy of the same security/derivative contract (even if other buy transactions on the same instrument have been performed previously). Exceptions to this rule may be granted for compelling reasons. Furthermore, personal transactions must not demand too much of a Staff Member’s time or prevent them in any other way from fulfilling them contractual duties.

All Staff Members are prohibited from selling securities short.

Excessive or inappropriate trading that interferes with job performance or compromises the duty that the Candriam owes to its clients will not be permitted. An unusually high level of personal trading is strongly discouraged.

4. Pre-clearance

Staff members may not acquire beneficial ownership of any security in an initial public offering or a limited private offering (including investments in limited partnerships and hedge funds) not made to the general public or a virtual currency token offered in an initial or digital coin offering (also called ICOs or token sales) except with the express written prior approval of the Chief Compliance Officer for such transaction.

Requests for such permission are to be submitted with the Form attached as Exhibit 4 or by e-mail. The decision of the Chief Compliance Officer is completely within his or her discretion.

5. Annual security account statement

Each year, no more than 30 calendar days after the end of each calendar year, all Staff Members must arrange to provide a security account statement, of the holdings of their Covered Accounts from their banks/broker, to the Compliance Department.

This can be done by any means accepted by Candriam including through any dedicated tool adopted by Candriam.

The Compliance Department shall review these account statements to identify conflicts of interest or potential misconduct.

6. Annual Certification

Each year, no more than 30 calendar days after the end of each calendar year, all Candriam Staff Members must provide the Compliance Department with a Certification of Compliance with this COE by any means accepted by Candriam including through any dedicated tool adopted by Candriam .

The templates of annual certification applicable to Staff Member under a short- term employment contract (less than or equal to 12 months) with Candriam are available in Exhibit 5.

7. Restricted Security List

In addition, Staff Members may be subject to a Restricted Security List maintained by the Chief Compliance Officer that includes securities where Candriam has, or is in a position, to receive material non-public information about a company as a result of a special relationship between Candriam, a Covered Person and the security’s issuer. When applicable, concerned Staff Members are individually informed by Compliance of the existence of that restriction.

Employees are not allowed to trade or invest in any securities listed on the Restricted Security List without the prior consent of the Chief Compliance Officer.

If any concerned Staff Member already holds a security that is on the Restricted Security List and has not received consent from the Chief Compliance Officer, such Staff Member must continue to hold and may not execute any buy or sell orders for the relevant security until such security is removed from the Restricted Security List.

This section only applies to Candriam Staff Members that are “Covered Persons” and their Relatives.

1. Quarterly Certification

Each Covered Person, within 30 calendar days of the end of each calendar quarter (end March, June, September and December), must confirm that he/she has complied with the COE and that he/she has either declared all reportable transactions or has no reportable transactions to declare, by any means accepted by Candriam including through any dedicated tool adopted by Candriam.

2. Confirmation of personal transactions

All Covered Persons must provide a copy of the bank/broker-dealer confirmation of their personal transactions or arrange for the bank/broker-dealer holding their Covered Accounts to send duplicate confirmation of their transaction to the Compliance Department no later than the business day after the transaction, or where the Staff Member enters into a transaction while absent from the office due, for example, to holiday or illness, without delay as soon as practicable thereafter and no later than the first day such Staff Member is back in the office. In this case, an explanatory comment must be included in the declaration when the timing of the required declaration is not respected.

There is no reporting requirement for all Staff Members with respect to personal transactions if:

• effected pursuant to an automatic investment plan (such as saving or pension plans but only with automatic investments).

• effected by a financial institution in any Covered Account over which the Staff Member has no direct or indirect influence or control (a “Personal account managed by a third party without intervention”) to the condition that the investment discretion for such account has been delegated in writing to an independent fiduciary and such investment discretion is not shared with the Covered Person;

• effected by a Delegate in any Covered Account over which the Staff Member has no direct or indirect influence or control (“Personal account managed by a Delegate without intervention”) to the condition that :

- the Covered Person certifies in writing (using Exhibit 7) that they have not and will take any investment decision nor discuss any potential investment decisions with such Delegate,

- and the Chief Compliance Officer has determined that the account satisfies the foregoing requirements.

10 US REGISTERED REPRESENTATIVES

Staff Members that are Registered Representatives in the United States are also subject to additional reporting requirements and must report securities holdings to their member firm(s). Please refer to the broker-dealer’s policies and procedures for such disclosure requirements.

Certain members of Candriam’s Board of Directors are either employed by Candriam’s affiliate New York Life Investment Management (“NYLIM”) or another New York Life entity (“NYL Associated Directors”) or are not employed by Candriam, New York Life, or any affiliate of Candriam or New York Life (an “Outside Director”).

Candriam seeks to keep any NYL Associated Directors and Outside Directors informed of Candriam’s investment activities through reports and other information provided in connection with Board meetings and other Board events. Since NYL Associated Directors and Outside Directors do not work in the investment business of Candriam, it is Candriam’s policy not to communicate routinely with them concerning specific trading information or advice on specific issues (i.e., no information is given regarding investments for which current activity is being considered for clients).

In light of this code, such a Director need only obtain prior approval for a personal trade in a security if he or she knew or, in the ordinary course of his or her activities should have known, that during the 15-day period immediately before or after a transaction in that security, either a Candriam client purchased or sold that security or Candriam considered purchasing or selling that security on behalf of a client. If this occurs, then the Director would be required to submit a transaction report for the quarter in which the trade took place.

That report may be submitted to Candriam under this code, or in the case of a NYL Associated Director, to NYLIM under its Code of Ethics.

1. Chief Compliance Officer

The Chief Compliance Officer must request approvals from the Global Head of Compliance or submit reports with respect to their personal securities transactions or other activities restricted by the COE by any means accepted by Candriam including through any dedicated tool adopted by Candriam.

2. Review Procedures

A review of this Code will be made at least annually by the Compliance function to ensure it remains accurate and fit for purpose. It will also be reviewed on an ad-hoc basis should there be any changes to applicable law, regulation and/or guidance. After any ad-hoc changes and after each annual review, both the Board of Management and the Board of Directors shall approved this Code and it shall be communicated and made available to all staff.

The US Chief Compliance Officer shall be charged with supervising compliance with this Code. In this supervisory role, the US Chief Compliance Officer shall, among other things, review at least quarterly the broker confirmations and holdings reports submitted with respect to Covered Person securities transactions for that quarter in order to (1) ensure that adequate records are being kept under Rule 204-2, as amended, and Rule 204A-1, as amended, of the Advisers Act and (2) determine if any Covered Person has failed to adhere to the preclearance procedures or trading restrictions under this Code. This task will be delegated to the local Heads of Compliance of the entities who will report about it to the US Chief Compliance Officer.

3. Interpretation

Should any staff member have questions on how they interpret this Code or whether a proposed transaction, account, etc. should be reported, they are encouraged to contact their Compliance officer for clarification.

4. Reporting of Violations

All Staff Members, upon learning of any violation of these rules, are expected to report the violation promptly to the Chief Compliance Officer in writing. The Chief Compliance Officer shall note on any such report the date of its receipt.

Notwithstanding the foregoing, nothing in this COE, or any other firm policy, guideline or agreement, prohibits or restricts you from initiating communications directly with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

5. Sanctions

If advised of a violation of this COE by any Staff Member, the Chief Compliance Officer or the Global Head of Compliance may impose such sanctions as deemed appropriate and provided for by law.

6. Records

Candriam will maintain and preserve the following records in the manner and to the extent set forth below, and these shall be available for examination by representatives of the SEC and other regulators as applicable, which may include the U.S. Department of Labor:

(i) a copy of this Code and any other rules, policies, procedures and codes which are, or at any time within the past five years have been in effect, shall be held for the first two years in Candriam’s office;

(ii) a record of any violation of this Code and of any action/sanctions taken as a result of such violation shall be held for a period of not less than five years following the end of the fiscal year and for the first two years after the violation at Candriam‘s office; a copy of each report made, notice or acknowledgement received pursuant to this Policy shall be preserved in an easily accessible place for a period of not less than five years from the end of the fiscal year in which it is made and for the first two years in Candriam’s office;

(iii) a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code shall be maintained in an easily accessible place, the first two years in Candriam’s office; and

(iv) record of any decision, and the reasons supporting the decision, to approve a transaction by an Covered Person in securities as provided for under this Code shall be preserved in an easily accessible place for a period of not less than five years from the end of the fiscal year in which the approval is granted and for the first two years in Candriam’s office.

(v) a copy of each Staff Member’s annual acknowledgement of receipt of this COE, including any amendments.

7. Confidentiality

All reports of securities transactions and any other information filed pursuant to this COE shall be treated as confidential in accordance with applicable law and regulations.

8. Investment Clubs

Covered Persons are prohibited from joining an Investment Club, which is defined as a group of people who pool their money to make investments and who collectively make investment decisions. Any questions as to whether an organization or partnership qualifies as an Investment Club should be directed to the Chief Compliance Officer.

13 U.S. EMPLOYEE BENEFIT PLANS AND ERISA

This Code should be read together with Candriam’s general ERISA Plan Compliance Policy. The ERISA Plan Compliance Policy which describes the comprehensive U.S. statutory scheme that governs the operation, administration and investment of plans.

ERISA’s requirements include strict requirements relating to conflicts of interest and prohibited transactions. Any approval granted under this Code for an action that may relate to an ERISA plan client should take into account the requirements of ERISA.

In addition, certain U.S. employee benefit plans are not subject to ERISA, including governmental plans and church plans. These plans may instead be subject to other laws, such as state or local laws, which may be similar to or different from ERISA.

The laws applicable to a U.S. governmental plan or church plans should be reviewed on a case-by-case basis. For example, the laws applicable to governmental plans, and even different governmental plans within the same city or state, can vary widely. Candriam will establish policies and procedures for instances when Candriam acts as an investment adviser or discretionary investment manager for plan clients not subject to ERISA.

These Covered Accounts relate not only to Staff Member’s financial portfolios but also to the financial portfolios of their spouse, relatives and all persons referred to Exhibit 1.

Given that such disclosures contain “personal data”, Candriam must comply with specific rules governing privacy and data protection.

Such personal data may be transferred to other Candriam/New York Life entities for Compliance purposes as well as to competent authorities in the European Union and the United States when duly required and or permitted by relevant laws or regulations.

Staff Members and their Relatives are entitled to oppose on legitimate grounds to the collection and processing of personal data, request access personal data, rectify inaccuracies, request the deletion of personal data by contacting the Local Compliance Officer.

Given that Candriam does not have any contact with such Relatives, Candriam requests that Staff Members convey on its behalf the above information to them and relay to Candriam any request such Relative may have regarding the above data processing.

Candriam Luxembourg, Belgium, France will delete and purge such data within 5 years after the departure of Staff Member.

15 ENTRY INTO FORCE

This Code of Ethics comes into force with immediate effect.

EXHIBIT 1 COVERED ACCOUN

TS

The Code of Ethics applies to all transactions in the following investment accounts:

(1) accounts held for your benefit by you or other persons (including nominees, custodians, brokers, pledgees, partnerships, personal holding companies, trustees or other fiduciaries);

(2) for Covered Persons, accounts held by (or for the benefit of) your spouse or any children or relatives who share your home;

(3) accounts (other than Candriam client accounts) for which you have or share, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise:

(i) voting power (which includes power to vote, or to direct the voting of, a security), or

(ii) investment power (which includes the power to dispose, or to direct the disposition), of a security; or

(4) accounts held by any other person to whose support you materially contribute or in which, by reason of any agreement or arrangement, you have or share benefits substantially equivalent to ownership, including, for example:

(i) arrangements (which may be informal) under which you have agreed to share the profits from an investment,

(ii) accounts maintained or administered by you for a relative (such as children or parents) who do not share your home, and

(iii) accounts you oversee which involve any other person not described above in which you may have an interest that could affect your best judgment.

EXHIBIT 2A is for Covered persons only and their Relatives.

Rules for Covered Persons and their Relatives (Y=Yes/N=No, NA= Not Applicable)
Financial Instruments	pre-clearance	Declaration transactions	Holding period (calendar days)	Disclosure of initial holdings	Annual security account statement	confirmation of transaction
All transactions prohibited except :
Equities and Corporate Bonds issued by Large caps (Market cap > 10 billion USD)	N	Y	30 days	Y	Y	Y
Options and Futures ( Authorized Index and Commodities)	N	Y	30 Days	Y	Y	Y
Funds managed by or delegated to Candriam (including Candriam ETF)	N	Y	30 days	Y	Y	Y
Non Candriam Funds (including non- Candriam ETF)	N	N	N	N	N	N
Sovereign bonds issued by an OECD country	N	Y	30 days	Y	Y	Y
Private placement and IPOs on large caps	Y	Y	30 days	NA	NA	Y
Money Market instruments (such as “Bons de caisse”, CD, CP)	N	N	N	N	N	N
Specific cases :
Personal account managed by a third party without intervention	N	N	N	N	N	N
Automatic Investment Plan (saving or pension plan)	N	N	N	N	N	N
Saving or Pension plan with intervention	N	Y	30 days	Y	Y	Y
Mandatory Corporate actions, donation, inheritances, and margin/maintenance calls	N	N	30 days	N	N	N

EXHIBIT 2B is for Candriam Staff Members excluding Covered Persons

Rules for Non-Covered Persons (excluding relatives) (Y=Yes/N=No, NA= Non-Applicable)
Financial Instruments	pre-clearance	Declaration transactions	Holding period (calendar days)	Disclosure of initial holdings	Annual security account statement	confirmation of transaction
Allowed for transactions :
Equities and Corporate Bonds	N	Y	30 days	Y	Y	N
Options and Futures	N	Y	30 Days	Y	Y	N
Funds managed by or delegated to Candriam (including Candriam ETF)	N	Y	30 days	Y	Y	N
Non Candriam Funds (including non- Candriam ETF)	N	N	N	N	N	N
Sovereign bonds issued by an OECD country	N	Y	30 days	Y	Y	N
Private placement and IPOs	Y	Y	30 days	NA	NA	N
Money Market instruments (such as “Bons de caisse”, CD, CP)	N	N	N	N	N	N
Specific cases :
Personal account managed by a third party without intervention	N	N	N	N	N	N
Automatic Investment Plan (saving or pension plan)	N	N	N	N	N	N
Saving or Pension plan with intervention	N	Y	Y	Y	Y	N
Mandatory Corporate actions, donation, inheritances, margin/maintenance calls	N	N	30 days	N	N	N

EXHIBIT 3

(applicable to Staff Member under a short-term employment contract - less than or equal to 12 months)

INITIAL CERTIFICATION OF COMPLIANCE

I acknowledge that I have received Code of Ethics and represent that:

(1) I have received and read the entire Code of Ethics and I understand that they apply to me. I will comply with the Code of Ethics in all respects and at all times.

(2) I agree to immediately sell any security purchased after joining Candriam on a covered account in contravention of the Policy

(3) I understand that my Covered Accounts include accounts held by (or for the benefit of) my spouse or any children or relatives who may share my home (*).

(4) In accordance with the Code of Ethics, I have attached schedules fully disclosing all Covered Accounts (Exhibit 1) and all public and private securities and instruments directly or indirectly held by any Covered Account (Exhibit 2).

Signature

Print Name

Dated

(*) for “Covered Persons” only

EXHIBIT 4

(applicable to Staff Member under a short-term employment contract - less than or equal to 12 months)

DECLARATION OF PERSONAL TRADING NAME

DATE

Symbol	Security	Nature of Trade (Buy/Sell)	Quantity	Executed Price	Broker

SIGNATURE

By signing this form, the Staff Member affirms that he/she has read and understands Candriam’s Code of Ethics.

The above order is in compliance with Candriam’s policy governing personal securities transactions, insider trading and securities fraud.

In addition, the Staff Member hereby certifies that the above transactions are not based on any material non-public information, and that the Staff Member has taken appropriate steps to ascertain that the securities are not:

(a) being bought or sold on behalf of any of Candriam’s clients,

(b) the subject of a written buy or sell recommendation from the investment committee of Candriam or

(c) actively being considered for sale or purchase on behalf of Candriam’s clients, even though no buy or sell order has been placed.

SCHEDULE A

LIST OF COVERED ACCOUNTS -

Name:

Following is a complete list of all my Covered Accounts: Account Name Account Number Brokerage Firm

SCHEDULE B

SECURITIES HOLDINGS IN COVERED ACCOUNTS

In accordance with the Code of Ethics, please provide a list of all securities held in Covered Accounts:

(1) Name:
(2) If different than (1), name of the person in whose name the account is held:
(3) Broker at which Account is maintained:
(4) Account Number:
(5) Contact person at Broker and phone number:

For each Covered Account, attach the most recent account statement listing securities in that account. If not plainly indicated on the account statement, please make a notation as to which securities are private securities. If you own securities that are not listed in an attached account statement, list them below:

Name of Security	Quantity	Value	Custodian	Public/Private
1.
2.
3.

(Attach separate sheet if necessary)

I certify that the securities listed on this form and the attached statements (if any) constitute all of the securities in Covered Accounts.

Staff Member’s Signature Print Name:

Date:

EXHIBIT 5

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS

I hereby certify that I have received and read the entire Code of Ethics and I understand that it applies to me.

I certify that during the past year:

(1) I have complied with the Code of Ethics in all respects.

(2) In accordance with the Code of Ethics, I have fully disclosed and/or reported the securities holdings and securities transactions in my Covered Accounts.

Signature Print Name: Date:

EXHIBIT 6

REPORT OF PERSONAL TRANSACTIONS

Surname:
First name:
Entity:
Department:
Position

Personal account transaction

In accordance with professional ethics rules, I hereby declare the following transaction:

Date of transaction: Purchase/Sale/Exercise:	Cancellation of order (X):
Number of securities: Type of security: Name of security: Security's ISIN code: Price limit: Trading platform/market: Date limit: Transaction channel/Broker used:

Enacted for:

I hereby certify that this transaction was not made on the basis of privileged or confidential information pertaining to Candriam clients / funds, or their transactions and does not give rise to any conflict of interest.

I hereby pledge to provide to Compliance, on request, with any document relevant to this transaction.

Please send this document to your Chief Compliance Officer by e-mail

EXHIBIT 7

Covered Account over which the Covered Person has no direct or indirect influence or control (“Personal account managed by a Delegate without intervention”).

Employee identification
Last name:
First name:
Entity:
Department:
Position:

For the account number :……………………………………….. at ………………………………………………………………..(Financial institution), I declare that as a person involved I do not exercise any direct or indirect influence or control on this account and investment decisions for this account are made by ……………………………………………………………………………………………………….

In accordance with the rules of the Code of Ethics (point 9), I choose not to report positions and transactions with regard to this account because the investment decisions are not taken by myself.

Date:

Signature:

Please send this document to your Chief Compliance Officer by e-mail

EXHIBIT 8

Regulatory References

Luxembourg

• Law 23 December 2016 on market abuse implementing Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (“Market Abuse Law”);

• Law of 17 December 2010 (the "UCITS Law") as amended from time to time;

• Law of 12 July 2013 on Alternative Investment Fund Managers (the “AIFM Law”);

• CSSF Regulation 10-4 transposing commission directive 2010/43/EU of 1 July 2010 implementing directive 2009/65/EC (the "CSSF Regulation 10-04");

• Commission Delegated Regulation 231/2013 (“AIFM-CDR”);

• CSSF circular 18/698 on authorization and organization of Luxembourg management companies;

Belgium

• Law of 19 April 2014 relating to alternative collective investment undertakings and their managers: Article 26

• Law of August 3, 2012 relating to undertakings for collective investment that meet the conditions of Directive 2009/65/EC and undertakings for debt investment: Articles 41, §7 and 201, §3.

• Royal Decree of 12 November 2012 relating to management companies of undertakings for collective investment which comply with the conditions of Directive 2009/65/EC: Article 27.

• Law of 25 October 2016 on access to the activity of providing investment services and on the status and control of portfolio management and investment advisory companies – Article 25, §3.

France

• Article L533-10 of the Monetary and Financial Code

• Articles 321-42 to 45 of the AMF General Regulation

• Article 63 of Commission Delegated Regulation (EU) No 231/2013 of 19 December 2012 supplementing Directive 2011/61/EU of the European Parliament and of the Council

•